Pacific Life & Annuity Company 700 Newport Center Drive Newport Beach, CA 92660
GUARANTEED WITHDRAWAL BENEFIT XII RIDER – JOINT LIFE
Pacific Life & Annuity Company, a stock company, (hereinafter referred to as “we”, “us”, “our”, and the “Company”) has issued this guaranteed minimum withdrawal benefit Rider as a part of the annuity Contract to which it is attached.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
This Rider provides a minimum withdrawal benefit that guarantees, upon election, a series of withdrawals from the Contract equal to [4.0%] multiplied by the Protected Payment Base. The Protected Payment Base is established for the sole purpose of determining the minimum withdrawal benefit and is not used in calculating the cash surrender benefit or other guaranteed benefits.
By adding this Rider to the Contract, you agreed to certain allocation limitations and investment alternatives in which you may invest while this Rider is in effect. These requirements may include, but are not limited to, maximum Purchase Payment allocation limits to certain variable investment options or on certain allowable fixed-rate General Account Investment Options that are outside of any asset allocation model, but participate in the asset allocation program; exclusion of certain Investment Options; required minimum Purchase Payment allocations and restrictions on transfers to or from certain Investment Options. These restrictions and limitations are summarized in Appendix A which is a part of this Rider. These requirements apply to the entire Contract Value.
The numeric examples contained in this Rider are based on certain hypothetical assumptions and are for example only. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time.
Pursuant to Section 3 of the federal Defense of Marriage Act (“DOMA”), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder’s spouse.
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RIDER SPECIFICATIONS
Rider Effective Date: [Date]
Annual Charge: [1.50% (0.375% quarterly)]
Minimum Annual Charge: [0.40% (0.100% quarterly)]
Maximum Annual Charge: [1.50% (0.3750% quarterly)]
Determinants of the Annual Charge:

If the 10 Year Treasury Rate* is:	The Annual Charge Cannot Exceed:
Less than [2.00%]	1.50% (0.3750% quarterly)]
[2.00%] to less than [4.00%]	1.25% (0.3125% quarterly)]
[4.00%] and greater	1.00% (0.2500% quarterly)]

*	The rate is calculated in [February, May, August, and November]. The rate is the monthly average of business days for these months as published by the Federal Reserve, or an equivalent if this rate is not available.
The Annual Charge is guaranteed not to change until the first Contract Anniversary after the Rider Effective Date. For a complete description of the charges shown above, refer to the Annual Charge provision of this Rider.
Beginning on the first Contract Anniversary after the Rider Effective Date, and on any subsequent Contract Anniversary, we may increase or decrease the Annual Charge subject to a [0.50%] Increase Limit from the previous Contract Anniversary, and the Maximum Annual Charge and the Annual Charge ranges shown above. The Annual Charge may decrease, subject to the Minimum Annual Charge shown above. For a complete description of how the Annual Charge can change, please refer to the Change in Annual Charge provision of this Rider.
Please refer to the Appendix A attached to this rider for more information regarding the investment allocation requirements.
Maximum Age: [85]
Lifetime Withdrawal Age: [59 1/2 ]
Withdrawal Percentage: Determined by the age of the youngest Designated Life at the time of withdrawal, according to the following table:

Age	Withdrawal Percentage
Before age 59 1/2	0%
[59 1/2 and older]	[4.0%]
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Definition of Terms – Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:
Annual RMD Amount – The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions.
Designated Lives (each a “Designated Life”) – Designated Lives must be natural persons who are each other’s spouses on the Rider Effective Date. Designated Lives will remain unchanged while this Rider is in effect.
To be eligible for lifetime benefits, a Designated Life must:
(a) be the Owner (or the Annuitant, in the case of a custodial owned IRA or TSA); or
(b) meet the following two conditions:
(i) remain the spouse of the other Designated Life; and
(ii) be the first in the line of succession as determined under the Contract for payment of any death benefit.
Protected Payment Amount – The maximum amount that can be withdrawn under this Rider without reducing the Protected Payment Base.
If the youngest Designated Life is younger than the Lifetime Withdrawal Age as shown in the Rider Specifications, the Protected Payment Amount on any day after the Rider Effective Date is equal to zero ($0).
If the youngest Designated Life is greater than or equal to the Lifetime Withdrawal Age shown in the Rider Specifications, the Protected Payment Amount on any day after the Rider Effective Date is equal to the applicable amount shown in the Rider Specifications multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year.
The Protected Payment Amount will never be less than zero. Any Protected Payment Amount that is not withdrawn during a Contract Year may not be withdrawn in a subsequent contract year. Upon telephone or written request we will provide you with the Protected Payment Amount as of that day.
Protected Payment Base – An amount used to determine the Protected Payment Amount. The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described under the provisions of this Rider. THE PROTECTED PAYMENT BASE CANNOT BE WITHDRAWN AS A LUMP SUM AND IS NOT PAYABLE AS A DEATH BENEFIT.
Quarterly Rider Anniversary – Every three month anniversary of the Rider Effective Date.
Reset Date – Any Contract Anniversary after the Rider Effective Date on which an Automatic Reset occurs.
Spouse – The Owner’s spouse, who is treated as the Owner’s spouse pursuant to federal law.
Surviving Spouse – The surviving spouse of the deceased Owner, or the surviving spouse of the Annuitant in the case of a custodial owned IRA or TSA .
For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.
Guaranteed Withdrawal Benefit XII Rider – Joint Life – You have purchased a Guaranteed Withdrawal Benefit XII Rider – Joint Life. Subject to the terms and conditions described herein, this Rider:
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(a)	allows for withdrawals up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the death of all Designated Lives eligible for lifetime benefits, subject to the provisions of this rider;

(b)	allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

(c)	provides for Automatic Annual Resets of the Protected Payment Base.
We will provide you with an annual statement that lists the Protected Payment Amount and Protected Payment Base.
Eligibility – This Rider may be purchased and added to the Contract on the Contract Issue Date or Contract Anniversary, if available, provided that on the Rider Effective Date:
(a)	the Contract is issued as a:
(i)	Non-Qualified Contact, except that if the Owner is a trust or other entity, this Rider is not Available; or

(ii)	Qualified Contract under Code Section 408(a), 408(k), 408A, 408(p) or 403(b), except for an Inherited IRA, Inherited Roth IRA, Inherited TSA, 401(a), 401(k), Individual(k), Keogh, or 457 plan.
(b)	the age of each Designated Life is 85 years or younger; and

(c)	the Contract is structured such that upon death of one Designated Life, the surviving Designated Life may retain or assume ownership of the Contract; and

(d)	any Owner/Annuitant is a Designated Life except for custodial owned IRA or TSA; and

(e)	the entire Contract Value is invested according to the investment allocation requirements applicable to this Rider. Please refer to Appendix A attached to this Rider. You will be notified in writing if we change these investment allocations in the future.
For the purposes of meeting the eligibility requirements, Designated Lives must be any one of the following:
(a)	A sole Owner with the Owner’s spouse designated as the sole primary beneficiary; or

(b)	Joint Owners, where the Owners are each other’s spouses; or

(c)	If the Contract is issued as a custodial owned IRA or TSA, the beneficial owner must be the Annuitant and the Annuitant’s spouse must be designated as the sole primary beneficiary under the Contract. The custodian, under a custodial owned IRA or TSA, for the benefit of the beneficial owner, may be designated as sole primary beneficiary, provided that the spouse of the beneficial owner is the sole primary beneficiary of the custodial account.
Annual Charge – An annual charge for expenses related to this Rider will be deducted on a quarterly basis. The initial Annual Charge, the Minimum Annual Charge and the Maximum Annual Charge are shown in the Rider Specifications.
The Annual Charge is deducted, in arrears, on each Quarterly Rider Anniversary that this Rider remains in effect. The charge is equal to the current quarterly charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. The charge will be deducted from the variable Investment Options on a proportionate basis relative to the Account Value in each such variable Investment Option.
If this Rider terminates on a Quarterly Rider Anniversary, the entire charge for the prior Quarter will be deducted from the Contract Value on that Quarterly Rider Anniversary.
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If the Rider terminates prior to a Quarterly Rider Anniversary for reasons other than death of the sole surviving Designated Life, we will prorate the charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Quarterly Rider Anniversary immediately following the day the Rider terminates.
If the Rider terminates as a result of death of the sole surviving Designated Life, any annual charge deducted between the date of death and the Notice Date will be prorated as applicable to the date of death and added to the Contract Value on the Notice Date.
We will waive the charge in the following cases:
(a)	the quarter in which the full annuitization of the Contract occurs;

(b)	beginning with the quarter after the Contract Value is zero.
Change in Annual Charge – Beginning on the first Contract Anniversary after the Rider Effective Date, and on any subsequent Contract Anniversary, we may change the Annual Charge. The new Annual Charge will remain in effect until the next Contract Anniversary.
The Annual Charge may increase or decrease. Any increase in the Annual Charge will not exceed the Increase Limit shown in the Rider Specifications per Contract Year, nor exceed the Maximum Annual Charge and Annual Charge ranges shown in the Rider Specifications. There is no limit on the amount by which the Annual Charge may decrease, subject to the Minimum Annual Charge shown in the Rider Specifications.
Initial Values – The Protected Payment Base is initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base is equal to the Initial Purchase Payment or, if effective on a Contract Anniversary, the Contract Value on that Contract Anniversary.
Subsequent Purchase Payments – Purchase Payments accepted after the Rider Effective Date will result in an increase in the Protected Payment Base by the amount of the Purchase Payment.
Limitation on Subsequent Purchase Payments – For the purposes of this Rider, on or after the first (1st) Contract Anniversary, measured from the Rider Effective Date, we reserve the right to reject or restrict any subsequent Purchase Payments. If the Company exercises this right, we will provide 30 days advance notice to the Owner. If you previously purchased another living benefit rider for your Contract, subsequent Purchase Payments to your contract may already be restricted.
This provision only applies if the Contract permits Purchase Payments after the first (1st) Contract Anniversary, measured from the Contract Date.
Withdrawal of Protected Payment Amount – While this Rider is in effect, you may withdraw up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider.
If a withdrawal does not exceed the Protected Payment Amount immediately prior to the withdrawal, the Protected Payment Base will remain unchanged.
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Withdrawals Exceeding Protected Payment Amount – Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a withdrawal exceeds the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount (including any applicable withdrawal charge) minus the Protected Payment Amount immediately prior to the withdrawal;

(b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Protected Payment Amount immediately prior to the withdrawal);

(c)	Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero.
WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.
The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.
Withdrawals Taken Prior to the Lifetime Withdrawal Age (as shown in the Rider Specifications) – If a withdrawal is taken and the youngest Designated Life is younger than the Lifetime Withdrawal Age shown in the Rider Specifications, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount;

(b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by the Contract Value immediately prior to the withdrawal;

(c)	Determine the new Protected Payment Base which equals the lesser of:
1.	The Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B); or

2.	The Protected Payment Base immediately prior to the withdrawal minus the total withdrawal amount.
The Protected Payment Base will never be less than zero. WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.
Withdrawals to Satisfy Required Minimum Distribution (“RMD”) – No adjustment will be made to the Protected Payment Base if a withdrawal made under this Rider exceeds the Protected Payment Amount immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions, and further subject to the following:
(a)	you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)	the Annual RMD Amount is based on the previous year-end fair market value of this Contract only; and

(c)	no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year; and

(d)	the youngest Designated Life is greater than or equal to the Lifetime Withdrawal age shown in the Contract Specifications.
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The Company reserves the right to modify or eliminate the Withdrawals to Satisfy Required Minimum Distribution (“RMD”) provision if there is any change to the Internal Revenue Code or IRS rules relating to required minimum distributions, including the issuance of relevant IRS guidance. If the Company exercises this right, we will provide 30 days advance notice to the Owner.
Depletion of Contract Value – If the youngest Designated Life is greater than or equal to the Lifetime Withdrawal Age shown in the Rider Specifications, and a withdrawal (including an RMD withdrawal) does not exceed the Protected Payment Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:
(a)	the Protected Payment Amount will be paid each year until the death of all Designated Lives eligible for lifetime benefits. The payments will be made under a series of pre-authorized withdrawals under a payment frequency, as elected by the Owner, but no less frequently than annually;

(b)	no additional Purchase Payments will be accepted under the Contract;

(c)	the death benefit amount is $0.
If the youngest Designated Life is younger than the Lifetime Withdrawal Age shown in the Rider Specifications, and a withdrawal (including an RMD withdrawal) reduces the Contract Value to zero, this Rider will terminate.
Automatic Reset – On each Contract Anniversary while this Rider is in effect and before the Annuity Date, we will automatically reset the Protected Payment Base if the Protected Payment Base is at least $1.00 less than the Contract Value on that Contract Anniversary.
The Protected Payment Base will be reset to an amount equal to 100% of the Contract Value.
We will provide you with confirmation of each automatic reset.
Application of Rider Provisions – On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. The limitations and restrictions on withdrawals, the deduction of quarterly charges and any future Reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date.
Annuitization – If you annuitize the Contract at the maximum Annuity Date specified in the Contract and this Rider is still in effect at the time of your election and a Life Only or Joint Life Only fixed annuity option is chosen, the annuity payments will be equal to the greater of:
(a)	the Life Only or Joint Life Only fixed annual payment amount calculated based on the Net Contract Value at the maximum Annuity Date, less any charges for premium taxes and/or other taxes, and the Life Only or Joint Life Only fixed annuity rates based on the greater of our current income factors in effect for the Contract on the maximum Annuity Date; or our guaranteed income factors; or

(b)	the Protected Payment Amount in effect at the maximum Annuity Date.
If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Protected Payment Base and Protected Payment Amount under this Rider will not be used in determining any annuity payments.
Continuation of Rider if Surviving Spouse Continues Contract – If the Owner dies while this Rider is in effect and if the surviving spouse of the deceased Owner (who is also a Designated Life eligible for lifetime benefits) elects to continue the Contract in accordance with its terms, the surviving spouse may continue to take withdrawals of the Protected Payment Amount under this Rider, until the Rider terminates. The surviving spouse may elect any of the reset options available under this Rider for subsequent Contract Anniversaries.
Ownership and Beneficiary Changes – Changes in Contract Owner(s), Annuitant and/or Beneficiary designations and changes in marital status may adversely affect the benefits of this Rider.
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Termination of Rider – Except as otherwise provided under the Continuation of Rider if Surviving Spouse Continues Contract provision of this Rider, this Rider will automatically terminate upon the earliest to occur of one of the following events:
(a)	the day any portion of the Contract Value is no longer invested according to the investment allocation requirements applicable to this Rider;

(b)	the day of death of all Designated Lives eligible for lifetime benefits;

(c)	upon the death of the first Designated Life, if a death benefit is payable and a spouse who chooses to continue the contract is not a Designated Life eligible for lifetime benefits;

(d)	upon the death of the first Designated Life, if a death benefit is payable and the Contract is not continued according to the Spousal Continuation provision;

(e)	the day of death of the first Designated Life eligible for lifetime benefits, if both Designated Lives are Joint Owners and there has been a change in marital status;

(f)	the day the Contract is terminated in accordance with the provisions of the Contract;

(g)	the day that neither Designated Life is an Owner (or Annuitant, in the case of a custodial owned IRA or TSA);

(h)	the Annuity Date;

(i)	the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Protected Payment Amount; or

(j)	the day that the Contract Value is reduced to zero as a result of a withdrawal and the youngest Designated Life is younger than the Lifetime Withdrawal Age shown in the Contract Specifications.
Rider Effective Date – This Rider is effective on the Contract Date, unless a later date is shown below.
Rider Effective Date: [Date]
All other terms and conditions of the Contract remain unchanged by this Rider.
PACIFIC LIFE & ANNUITY COMPANY

[Chairman and Chief Executive Officer	Secretary]
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RIDER SAMPLE CALCULATIONS – FOR ILLUSTRATION PURPOSES ONLY
GUARANTEED WITHDRAWAL BENEFIT XII RIDER – JOINT LIFE
The numeric examples shown in this section are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time. These examples are not intended to serve as projections of future investment returns.
The values shown in Examples 1 through 4 are based on the following assumptions:
•	Rider purchased at Contract issue and the youngest Designated Life has reached the Lifetime Withdrawal Age

•	Automatic resets are shown

•	Investment returns are hypothetical
Example 1: Setting of Initial Values

			Contract	Protected	Protected
	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$4,000
Example 2: Subsequent Purchase Payment

			Contract	Protected	Protected
	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$4,000
Activity	$100,000		$202,000	$200,000	$8,000
Beginning of Year 2			$207,000	$207,000	$8,280
•	Since a subsequent purchase payment of $100,000 was made in the first Contract Year, the Protected Payment Base is increased by the amount of the purchase payment and the Protected Payment Amount is adjusted to equal 4% of the new Protected Payment Base.

•	An automatic Reset takes place at the beginning of Contract Year 2, since the Contract Value ($207,000) is higher than the Protected Payment Base ($200,000). This resets the Protected Payment Base to $207,000 and the Protected Payment Amount increases to $8,280 (4% x $207,000).
Example 3: Withdrawal of Less than the Protected Payment Amount

			Contract	Protected	Protected
	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$4,000
Activity	$100,000		$202,000	$200,000	$8,000
Beginning of Year 2			$207,000	$207,000	$8,280
Activity		$5,000	$204,000	$207,000	$3,280
Beginning of Year 3			$205,000	$207,000	$8,280
Beginning of Year 4			$215,000	$215,000	$8,600
•	Since a withdrawal of less than the Protected Payment Amount takes place in Contract Year 2, the Protected Payment Base remains the same ($207,000) and the Protected Payment Amount is reduced by the amount of the withdrawal.

•	At the beginning of Contract Year 3, a Reset does not take place since the Contract Value ($205,000) is less than the Protected Payment Base ($207,000). The Protected Payment Base ($207,000) remains the same and the Protected Payment Amount is reset to $8,280 (4% x 207,000).

•	An automatic Reset takes place at the beginning of Contract Year 4, since the Contract Value ($215,000) is higher than the Protected Payment Base ($207,000). This resets the Protected Payment Base to $215,000. Also, the Protected Payment Amount increases to $8,600 (4% x $215,000).
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Example 4: Withdrawal Exceeding the Protected Payment Amount

			Contract	Protected	Protected
	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$4,000
Activity	$100,000		$202,000	$200,000	$8,000
Beginning of Year 2			$207,000	$207,000	$8,280
Activity		$20,000	$182,000	$194,477	$0
Beginning of Year 3			$192,000	$194,477	$7,779
Beginning of Year 4			$215,000	$215,000	$8,600
•	Since the $20,000 withdrawal in Contract Year 2 exceeds the Protected Payment Amount, the Protected Payment Base is reduced to $194,477
o	A = $11,720 = ($20,000 — $8,280)

o	B = 0.0605 = $11,720/($202,000 — $8,280); $202,000 = contract value prior to the $20,000 withdrawal

o	Protected Payment Base = $194,477 = $207,000 x (1 – 0.0605)

o	The Protected Payment Amount is reduced to $0 for the remainder of Contract Year 2
•	At the beginning of Contract Year 3, a Reset does not take place since the Contract Value ($192,000) is less than the Protected Payment Base ($194,477). The Protected Payment Base ($194,477) remains the same and the Protected Payment Amount is reset to $7,779 (4% x 194,477).

•	An automatic Reset takes place at the beginning of Contract Year 4, since the Contract Value ($215,000) is higher than the Protected Payment Base ($194,477). This resets the Protected Payment Base to $215,000. Also, the Protected Payment Amount increases to $8,600 (4% x $215,000).
The values shown in Example 5 are based on the following assumptions:
•	Rider purchased at Contract issue and the youngest Designated Life is under the Lifetime Withdrawal Age

•	Automatic resets are shown

•	Investment returns are hypothetical
Example 5: Early Withdrawal

	Youngest			Contract	Protected	Protected
	Designated Life	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Age	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	Under Lifetime Withdrawal Age	$100,000		$100,000	$100,000	$0
Activity		$100,000		$202,000	$200,000	$0
Beginning of Year 2	Under Lifetime Withdrawal Age			$207,000	$207,000	$0
Beginning of Year 3	Under Lifetime Withdrawal Age			$220,000	$220,000	$0
Activity			$30,000	$180,000	$188,562	$0
Beginning of Year 4	Under Lifetime Withdrawal Age			$183,000	$188,562	$0
Activity	At Lifetime Withdrawal Age			$178,000	$188,562	$7,542
Beginning of Year 5	Over Lifetime Withdrawal Age			$185,000	$188,562	$7,542
Beginning of Year 6	Over Lifetime Withdrawal Age			$215,000	$215,000	$8,600
•	The Protected Payment Amount is equal to $0 until the youngest Designated Life reaches the Lifetime Withdrawal Age.
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•	Since the withdrawal of $30,000 is taken prior to reaching the Lifetime Withdrawal Age in Contract Year 3, the Protected Payment Base is reduced to $188,562; the Protected Payment Base is reset to the lesser of:
o	The Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B);
▪	A = $30,000

▪	B = 0.1429 = $30,000/$210,000; $210,000 = contract value prior to the $30,000 withdrawal

▪	Protected Payment Base = $188,562 = $220,000 x (1 – 0.1429)
o	The Protected Payment Base immediately prior to the withdrawal minus the total withdrawal amount.
▪	Protected Payment Base = $190,000 = $220,000 — $30,000
o	Since $188,562 is less than $190,000, the Protected Payment Base is reduced to $188,562
•	At the beginning of Contract Year 4, a Reset does not take place since the Contract Value ($183,000) is less than the Protected Payment Base ($188,562). The Protected Payment Base ($188,562) remains the same. Also, the Protected Payment Amount remains at $0 since the youngest Designated Life has not reached the Lifetime Withdrawal Age.

•	During Contract Year 4, the youngest Designated Life attains the Lifetime Withdrawal Age. At this time, the Protected Payment Amount is set to $7,542 (4% x $188,562).

•	At the beginning of Contract Year 5, a Reset does not take place since the Contract Value ($185,000) is less than the Protected Payment Base ($188,562). The Protected Payment Base ($188,562) and Protected Payment Amount ($7,542) remain the same.

•	An automatic Reset takes place at the beginning of Contract Year 6, since the Contract Value ($215,000) is higher than the Protected Payment Base ($188,562). This resets the Protected Payment Base to $215,000. Also, the Protected Payment Amount increases to $8,600 (4% x $215,000).
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APPENDIX A – SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS
This summary outlines the general features of the investment allocation requirements applicable to this Rider. Details regarding the investment options will be provided to you upon request.
Investment Allocation Requirements – The investment allocation requirements of this Rider consist of several different Asset Allocation Strategies, which are maintained by us for use in combination with certain optional riders that are available with our variable annuity contracts. The Asset Allocation Strategies described herein may change from time to time. To remain up-to-date on any changes made, please see the most recent Prospectus. Asset allocation is the allocation of Purchase Payments or Contract Value among various investment asset classes and involves decisions about which asset classes should be selected and how much of the total Contract Value should be allocated to each asset class. The theory of asset allocation is that diversification among asset classes can help reduce volatility over the long-term. At initial purchase and during the entire time that you own this Rider, you must allocate your entire Contract Value according to the investment allocation requirements applicable to this Rider.
Asset Allocation Strategies – You may allocate your entire Purchase Payment or Contract Value among any of the allowable Asset Allocation Strategies listed below:
[Pacific Dynamix Conservative Growth
Pacific Dynamix Moderate Growth
Portfolio Optimization Conservative
Portfolio Optimization Moderate-Conservative
Portfolio Optimization Moderate
American Funds® Asset Allocation
BlackRock Global Allocation V.I. Fund
Fidelity VIP FundsManager® 60%
First Trust /Dow Jones Dividend & Income Allocation Portfolio
GE Investments Total Return Fund
Invesco V.I. Balanced-Risk Allocation Fund
Janus Aspen Balanced
MFS Total Return Series
PIMCO Global Multi-Asset Portfolio]
Allocations among these strategies must total 100%.
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Purchase Payment Allocations – Your Initial Purchase Payment (in the case of a new application) or Contract Value, as applicable, will be allocated to the investment option program you select. Subsequent Purchase Payments, if allowed under the Contract, will also be allocated accordingly, unless you instruct us otherwise in writing.
You may also allocate Purchase Payments to any allowable fixed-rate General Account Investment Option (if available under the Contract) only for purposes of dollar cost averaging (the periodic transfer of amounts) to the investment options within your investment option program. However, amounts transferred from any such allowable fixed-rate General Account Investment Option must be made over a period not to exceed [twenty four (24)] months (if available).
The entire Contract Value must remain invested according to the investment allocation requirements applicable to this Rider to remain in effect. Any portion of a Purchase Payment or Contract Value allocated to an investment option that does not comply with the investment allocation requirements applicable to this Rider may terminate the Rider in addition to your participation in the program (see Termination of Investment Option Programs provision of this Appendix A).
Change of Investment Option Programs – Subject to trading restrictions, you may change your investment options at any time with a proper written request or by electronic instructions provided a valid electronic authorization is on file with us. You should consult with your registered representative to assist you in determining which investment options are best suited to your financial needs, investment time horizon, and are consistent with your risk comfort level. You should periodically review those factors to determine if you need to change investment options to reflect such changes.
Termination of Investment Option Programs – If your investment allocation fails to meet the requirements of the investment option programs established for this Rider, this Rider will terminate.
You may cause an involuntary termination of both the Rider and your participation in the investment option programs upon the occurrence of any one of the following events:
(a)	you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to an investment option that is not currently compliant with the investment allocation requirements applicable to this Rider; or

(b)	you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to any fixed-rate General Account Investment Option (if available under the Contract) that is not an allowable option or an allowable transfer under the program.
We will send you written notice in the event any transaction described in subparagraphs (a) through (c) above occur. You may, within thirty (30) days after the date of our notice, direct us to take appropriate corrective action necessary to continue the Rider in effect and your participation according to the investment allocation requirements applicable to this Rider. If no instructions to remedy are received by us at our Service Center within the thirty (30) day period from the date of our written notice, we will terminate the Rider and your participation effective on the day following the end of the thirty (30) day period.
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